UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):
January 13, 2014

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01(a). Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

            On January 8, 2014 Inter Parfums, Inc. (the "Company") filed a Current Report on Form 8-K, which disclosed that the Company had been advised that one of its directors, Serge Rosinoer, passed away, and on the same day notified Nasdaq OMX of such event. It also disclosed in such report that as the result of the death of Mr. Rosinoer, the Company would not be in compliance with the requirement of the majority of independent directors rule, Nasdaq Rule 5605(b)(1). The Company also disclosed that it intends to comply with the cure period stated in Rule 5605(b)(1)(A), to have a majority of independent directors by the earlier of one year or its next annual meeting of shareholders.

            On January 13, 2014, Inter Parfums, Inc. received a notice from the Nasdaq Staff confirming that it had been notified by the Company of the death of Mr. Rosinoer, confirming that as the result of the death of Mr. Rosinoer the Company is not in compliance with Nasdaq Rule 5605(b) for continued listing on Nasdaq, and further confirming that the Company has until the earlier of its next annual meeting of shareholders or January 5, 2015 to comply with this rule for continued Nasdaq listing as permitted in Rule 5605(b)(1)(A).

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: January 14, 2014

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President and Chief Financial Officer